UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report: September 10, 2008

(Date of earliest event reported)

E*TRADE FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 East 57th Street

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 521-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	REGULATION FD DISCLOSURE

The Company is making a presentation today at the 2008 Lehman Brothers Financial Services Conference. In the presentation the Company will provide updated information concerning certain performance expectations, including the information concerning its holdings of preferred equity in Fannie Mae and Freddie Mac. In its Form 10-Q for the period ended June 30, 2008, filed on August 8, 2008, the Company reported that as of June 30, 2008, the Company’s trading securities portfolio included an investment of $330 million of preferred equity in Fannie Mae and Freddie Mac. These securities were rated AA- as of June 30, 2008. Based upon the Company’s concerns about continuing market instability and potential government-led plans that could materially further impact the value of the securities, the majority of these positions were liquidated in July 2008, resulting in a pre-tax loss of $97 million, net of hedges. As of July 31, 2008, the remaining position of approximately $107 million had an unrealized market value loss of approximately $32 million, net of hedges. The Company reported that it planned to continue to reduce its remaining exposure to these securities. In today’s presentation, the Company reports that as of September 8, 2008 it has sold all of its remaining holdings in these securities. The total pre-tax realized loss on these holdings in Q3-08 was approximately $150 million net of hedges.

The Company will also address its expected three year cumulative losses on the home equity portfolio held on the balance sheet of E*TRADE Bank, which the Company previously stated were expected to be at the upper end of a range of approximately $1-1.5 billion. In today’s presentation, the Company reports that it is undertaking a fundamental review of its modeling for provision of loan losses because the current credit cycle has continued to worsen and is more severe than previously anticipated. The Company will state that it is likely that its review will generate a 3 year loss expectation somewhat above $1.5B, and the Company will discuss the expectation in more detail when the review is completed in time for Q3 reporting.

The Company’s presentation is broadly accessible to the public by webcast; the financial and other statistical information contained in the presentation is provided on the Company’s website, together with any information that would be required under 17 CFR 244.100; and the presentation was announced by a widely disseminated press release, that included instructions as to when and how to access the presentation and the location on the Company’s website where the information is available.

The information appearing in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q. Except as otherwise indicated, we do not intend to update the forward-looking statements included in this filing, even if new information, future events or other circumstances have made them incorrect or misleading.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Dated: September 10, 2008	By:	/s/ Russell S. Elmer
Russell S. Elmer
General Counsel and Corporate Secretary